                                  EXHIBIT 3(f)

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                         FIDELITY NATIONAL CORPORATION


         Fidelity National Corporation was incorporated on August 3, 1979, under the Georgia Business Corporation Code.

         The name of the corporation is FIDELITY NATIONAL CORPORATION.

                                      1.

         Article I of the Articles of Incorporation of FIDELITY NATIONAL CORPORATION is amended as follows.

         The name of the corporation is FIDELITY SOUTHERN CORPORATION.

                                      2.

         The Corporation shall have perpetual duration.

                                      3.

         The object of the Corporation is pecuniary gain and the general nature of the business to be transacted is:

         (a) To own banks, financial institutions, and mortgage companies and to engage in the purchase of real property and the leasing of all types of personal property and real property.

         (b) To engage in any other business, ventures, undertakings and enterprises as the Board of Directors of the Corporation may from time to time determine to be profitable; and to do all other things necessary, suitable or proper for the accomplishment of any such purpose or objective of the Corporation.

         (c) In furtherance of and not in limitation of the general powers conferred by the laws of the State of Georgia and the objects and purposes herein set forth, it is expressly provided that to such extent as a corporation organized under the Georgia Business Corporation Code may now or hereafter lawfully do, the Corporation shall have power to do, either as principal or agent and either alone or in connection with other corporations, firms or individuals, all and everything necessary, suitable, convenient or proper for, or in connection with, or incident to, the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or designed directly or indirectly to promote the interests of the Corporation or to enhance the value of its properties, and in general to do any and all things and exercise any and all powers, rights, and privileges which a corporation may now or hereafter be authorized to do or to exercise under the Georgia Business Corporation Code or under any acts amendatory thereof, supplemental thereto or substituted therefor.

         The foregoing provisions of this Article 3 shall be construed both as purposes and powers and each as an independent purpose and power. The foregoing enumeration of specific purposes and powers herein specified shall, except when otherwise provided in this Article 3, be in no way limited or restricted by reference to, or inference from the terms of any provision of this or any other article of these Amended and Restated Articles of Incorporation.

                                      4.

         The Corporation shall have authority to issue not more than Fifty Million (50,000,000) shares of Common Stock having no par value per share and Ten Million (10,000,000 shares of Preferred Stock having no par value per share.

         The Board of Directors of the Corporation is authorized, pursuant to
Section 14-2-602 of the Georgia Business Corporation Code (and any successor provision thereof), to determine, in whole or in part, without shareholder action, the preferences, limitations and relative rights of (i) any class of shares of Preferred Stock before the issuance of any shares of that class or
(ii) one or more series within a class, and designate the number of shares within that series before the issuance of any shares of that series, including, without limitation, the determination of dividend rights, conversion rights, voting powers, designations, qualifications, restrictions, rights and terms of redemption (including sinking fund provisions and liquidation preferences), all to the fullest extent now or hereafter permitted by the Georgia Business Corporation Code.

         Each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which the holders of Common Stock are entitled to vote.

                                      5.

         To the extent permitted by law, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of the duty of care or other duty as a director; provided, however, that a director may be liable:

         (a) for any appropriation, in violation of his duties, of any business opportunity of the Corporation;

         (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         (c) for the types of liability set forth in the Official Code of Georgia Annotated Section 14-2-154 [now Section 14-2-832]; or

         (d) for any transaction from which the director derived an improper personal benefit.

                                      6.

         Any merger, liquidation or dissolution of the Corporation, or any action that would result in the same or other disposition of all or substantially all of the assets of the Corporation (other than a mortgage or pledge of or creation of a security interest in or conveyance of title to all or part of the property and assets of the Corporation or any interest therein for the purpose of securing the payment or performance of any contract, note, bond or any other obligation of the Corporation), shall require approval by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of capital stock then entitled to vote on such matters.

                                      7.

         The Board of Directors may, if it deems it advisable, oppose a tender or other offer for the Corporation's securities, whether the offer is in cash or in securities or otherwise; when considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any pertinent issues; by way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligated to, consider all or any of the following:

         (a) whether the offer price is acceptable based on the historical and present operating results or financial condition of the Corporation;

         (b) whether a more favorable price could be obtained for the Corporation's securities in the future;

         (c) the impact which an acquisition of the Corporation would have on the employees, depositors and customers of the Corporation and the communities which it and its subsidiaries serve;

         (d) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the Corporation and its subsidiaries and the future value of the Corporation's stock;

         (e) the value of the securities, if any, that the offeror is offering in exchange for the Corporation's securities, based on an analysis of the worth of the Corporation compared to the entity whose securities are being offered; and

         (f) any antitrust or other legal regulatory issues that are raised by the offer.

         If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with governmental and regulatory authorities; acquiring the Corporation's securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company, business or other entity, notwithstanding antitrust or other regulatory consequences thereof to the offeror; and soliciting a more favorable offer from another individual or entity.

                                      8.

         Any amendment or repeal of Article Six or Seven shall require the affirmative vote of holders of sixty-six and two-thirds percent (66 2/3%) of the shares of capital stock of the Corporation then entitled to vote on such matters.

                                      9.

         Subject to Section 14-2-91 [now Section 14-2-640] of the Georgia Business Corporation Code, the Board of Directors of the Corporation may, from time to time at its discretion, distribute to its shareholders out of the capital surplus of the Corporation a portion of its assets, in cash or property.

                                      10.

         Subject to Section 14-2-92 [now Section 14-2-631] of the Georgia Business Corporation Code, the Corporation, upon the adoption of a resolution by its Board of Directors, may purchase and otherwise acquire and dispose of, by gift, bequest, merger, consolidation, distribution of the assets of another corporation, or exchange of its shares, the shares and securities of the Corporation. The Corporation shall have the right to purchase its shares out of its unreserved and unrestricted capital surplus available therefor, as well as out of its unreserved and unrestricted earned surplus available therefor.

                                      11.

         No shareholder of the Corporation shall, because of his ownership of stock, have any preemptive or other right to purchase, subscribe for, or take any part of shares of the Corporation issued, optioned, or sold by the Corporation. Any part of the capital stock of the Corporation authorized by these Amended and Restated Articles of Incorporation or by Articles of Amendment duly filed may at any time be issued, optioned for sale, or sold or disposed of by the Corporation pursuant to resolution of the Board of Directors upon such terms as may to such Board seem proper without first offering such stock or securities or any part thereof to the existing shareholders.

                                      12.

         The Amended and Restated Articles of Incorporation do not contain any amendments to the Articles of Incorporation except for the change in the corporate name as set forth in Article 1 above, which change in the corporate name was duly approved by the Board of Directors without shareholder consent in accordance with the provisions of Section 14-2-1002(8) of the Georgia Business Corporation Code. The change in the corporate name and the restatement of the Articles of Incorporation were duly approved at a meeting of the Board of Directors held on April 16, 2003. Shareholder action is not required to approve the Amended and Restated Articles of Incorporation as provided in Section 14-2-1002(8).

         The Amended and Restated Articles of Incorporation supercede the Restated Articles of Incorporation filed on July 15, 1987 and all amendments thereto and shall become effective upon the close of business on May 9, 2003.

         IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be executed and attested by its duly authorized officers as of the 9th day of May, 2003.


                                    FIDELITY NATIONAL CORPORATION


                                    By: /s/ M. Howard Griffith, Jr.
                                    Name: M. Howard Griffith, Jr.
                                    Title: Chief Financial Officer

ATTEST: /s/ Martha C. Fleming
     Martha C. Fleming
        Secretary


[Corporate Seal]